Exhibit 23.7

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Joint Proxy/Registration Statement No. 333-259386 on Form S-4/A of VICI Properties Inc. of our report dated February 23, 2021 relating to the financial statements of MGM Growth Properties Operating Partnership LP, appearing in the Annual Report on Form 10-K of MGM Growth Properties Operating Partnership LP for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in such Joint Proxy/Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Las Vegas, Nevada

September 21, 2021